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                                                                     EXHIBIT 5.1



                                ATTORNEYS AT LAW             Broomfield, CO
                                                             720 566-4000

                                4401 Eastgate Mall           Denver, CO
                                San Diego, CA                303 606-4800
                                92121-9109
                                Main     858 550-6000        Kirkland, WA
                                Fax      858 550-6420        425 893-7700

                                                             Menlo Park, CA
                                                             650 843-5100
                                www.cooley.com
                                                             Palo Alto, CA
                                CHRISTOPHER J. KEARNS        650 843-5000
                                858 550-6049
                                ckearns@cooley.com           Reston, VA
                                                             703 456-8000

September 28, 2001                                           San Francisco, CA
                                                             415 693-2000

ViroLogic, Inc.
270 East Grand Avenue
San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ViroLogic, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 9,491,666 shares of the common stock, $.001 par value, of the Company (the "Shares") on behalf of certain selling security holders. The Company issued Series A Convertible Preferred Stock (the "Series A Preferred") and warrants to purchase common stock (the "Warrants") in connection with a $16.5 million private placement structured to occur in two closings. The Registration Statement covers the Shares which are underlying the securities issued in the second closing, as well as additional shares that may become issuable according to the rights, preferences and privileges of the Series A Preferred and Warrants.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when issued (i) upon conversion of the Series A Preferred and upon exercise of the Warrants, and upon issuance and delivery against payment therefor in accordance with the terms of the Series A Preferred and Warrants, or (ii) pursuant to the rights, preferences and privileges of the Series A Preferred and Warrants, as applicable, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By: /s/ Christopher J. Kearns
    -----------------------------------
    Christopher J. Kearns